Exhibit 10.6
Redacted Version
PORTIONS OF THIS AGREEMENT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN OMITTED
AND WILL BE SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH
THE SECURITIES AND EXCHANGE COMMISSION
Crude Oil Supply Agreement
Between
Vitol Inc.
And
Coffeyville Resources Refining & Marketing, LLC
Dated December 2, 2008

i

SCHEDULES
Schedule A	Designated Tanks
Schedule B	Inventory Procedures
Schedule C	Procedures for Crude Oil Shipments on the Spearhead Pipeline
Schedule D	Terminal Agreements
Schedule E	Terminal Operators

EXHIBITS
Exhibit A	Form of Temporary Assignment
Exhibit B	Form of Coffeyville Guaranty
Exhibit C	Form of Vitol Guaranty
Exhibit D	Form of Bill of Sale

Crude Oil Supply Agreement
     This Crude Oil Supply Agreement is entered into effective as of December 2, 2008, between Vitol Inc., a company incorporated under the laws of Delaware (“Vitol”), and Coffeyville Resources Refining & Marketing LLC., a limited liability company formed under the laws of Delaware (“Coffeyville”) (each referred to individually as a “Party” or collectively as “Parties”).
     WHEREAS Coffeyville desires to have Vitol supply Crude Oil for processing at its Refinery located in Coffeyville, Kansas beginning on the Commencement Date and throughout the Term of this Agreement, and Vitol is willing to supply Crude Oil to Coffeyville pursuant to the terms hereof;
     NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Vitol and Coffeyville do hereby agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
     “Adequate Assurance” has the meaning set forth in Section 14.3.
     “Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.
     “Agreed Costs” means, for purposes of calculating the Transfer Price, any transportation or other costs that the Parties mutually deem to apply with respect to the specified Transaction. It is the intent of the Parties that Agreed Costs shall only be applicable with the consent of both Parties.
     “Agreement” or “this Agreement” means this Crude Oil Supply Agreement, as may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including any Exhibits and Schedules attached hereto.
     “API” means the American Petroleum Institute.

     “Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority or (iii) any applicable license, permit or compliance requirement applicable to either Party, including Environmental Laws.
     “Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) through (vii) above, inclusive, or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the foregoing acts.
     “Bankruptcy Code” means Title 11, U.S. Code.
     “Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.
     “Base Interest Rate” means the lesser of (i) the applicable three — month LIBOR rate of interest, as adjusted from time to time, and (ii) the maximum rate of interest permitted by Applicable Law. LIBOR shall be established on the first day on which a determination of the Base Interest Rate is to be made under this Agreement and shall be adjusted daily based on available LIBOR quotes.
     “Bill of Sale” has the meaning set forth in Section 3.2(d).
     “B/L Volumes” has the meaning set forth in Section 11.1.
     “Broome Station” means the pump station owned by CRCT located near Caney, Kansas, approximately twenty-two (22) miles west of the Refinery where the Plains pipeline delivers crude oil into the CRCT pipeline.
     “Business Day” means a twenty-four (24)-hour period ending at 5:00 p.m., at the prevailing time in the Eastern Time zone, on a weekday on which banks are open for general commercial business in New York City.

     “Capital Charge” has the meaning set forth in Section 12.4.
     “Catastrophic Loss” means any loss of Crude Oil resulting from a spill, fire, explosion or other casualty loss.
     “Coffeyville” has the meaning set forth in the preamble of this Agreement.
     “Coffeyville Guaranty” means the guaranty issued by Coffeyville’s parent entity, CVR Energy, Inc., in the form attached hereto as Exhibit B.
     “Coffeyville’s Operational Rights” means Coffeyville’s rights and remedies with respect to the movement and purchase of Crude Oil after an Event of Default by Vitol, which shall include the right (i) to store Crude Oil in the Designated Tanks and (ii) to instruct Pipeline Operators and Terminal Operators with respect to the delivery of Crude Oil to the Refinery.
     “Commencement Date” means December 31, 2008 or such other date as is mutually agreed by the Parties.
     “Confirmation” means a written communication confirming the terms of a Third Party Contract between Vitol and a Counterparty, for the sale or exchange of Crude Oil, which shall specify the price, volume, grade, quality, quantity, exchange terms (if applicable) delivery point, date of delivery, identity of the Counterparty and payment and performance terms.
     “Contract Price” shall mean the purchase price for Crude Oil specified in a Third Party Contract.
     “Counterparty” means, with respect to a Third Party Contract, the third party suppliers of Crude Oil to be purchased by Vitol and sold to Coffeyville pursuant to the terms hereof.
     “Cover Exposure” has the meaning set forth in Section 14.4.
     “CRCT” means Coffeyville Resources Crude Transportation, LLC, an Affiliate of Coffeyville.
     “Crude Oil” means all crude oil that Vitol purchases for sale to Coffeyville or for which Vitol assumes the payment obligation pursuant to this Agreement. Crude Oil does not, however, include Gathered Crude.
     “Crude Oil Gains and Losses” means any difference (positive or negative) for a stated period between the volume of Crude Oil purchased by Vitol from one or more Counterparties and the corresponding volume that is actually delivered to Coffeyville at the Delivery Point, which results from in-transit gains and losses, excluding any

Catastrophic Loss but including small spills occurring in the ordinary course of operations.
     “Crude Oil Lot” shall mean (i) the discrete volume of Crude Oil acquired by Vitol from a Counterparty pursuant to a Third Party Contract and (ii) any Crude Oil Lots that Coffeyville elects to pool and treat as a single Crude Oil Lot. For pricing purposes, Coffeyville may only pool Crude Oil Lots that (x) are of the same grade, and (y) are based on the same WTI Contract month. For ease of administration, pooled Crude Oil Lots will be volumetrically averaged and priced as a single Crude Oil Lot. The Parties acknowledge and agree that a Crude Oil Lot may be comprised of more than one parcel (if multiple WTI Contracts are selected) and that such individual parcels of a Crude Oil Lot shall be identified in a given Crude Oil Withdrawal for pricing purposes.
     “Crude Oil Withdrawal” has the meaning set forth in Section 10.2.
     “CT” means the prevailing time in the Central Time zone.
     “Daily Capital Charge” has the meaning set forth in Section 12.4.
     “Day Charge” means the Base Interest Rate (***), calculated on the basis of a 360-day year.
     “Deemed L/C Fee” means the fee applicable to all letter of credit transactions entered into in connection with Transactions. For ease of administration, the Parties deem such fee to be equal to (***)% of the principle amount of the subject letter of credit.
     “Default” or “Event of Default” means an occurrence of the events or circumstances described in Article 19.
     “Defaulting Party” has the meaning set forth in Section 19.2.
     “Delivery Point” means the outlet flange of the meter at the connection between the Plains Pipeline System and the Broome Station storage facility.
     “Designated Affiliate” means Coffeyville Resources, LLC.
     “Designated Tanks” means the tanks set forth on Schedule A in Cushing, Oklahoma and the pipeline connecting the Designated Tanks to the Delivery Point. The Designated Tanks shall only contain Crude Oil.
     “Effective Date” means the date first written above, upon which this Agreement becomes binding upon and enforceable against the Parties.
     “Eligible Collateral” means, at Coffeyville’s discretion, (a) a Letter of Credit, for a duration and in an amount sufficient to cover the Cover Exposure, (b) a prepayment in an amount equal to the Cover Exposure, or (c) a surety instrument for a duration and in an amount sufficient to cover a value up to the Cover Exposure, in form and substance reasonably satisfactory to Vitol and issued by a financial institution or insurance company reasonably acceptable to Vitol.
     “Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
     “Final Inventory” shall have the meaning set forth in Section 20.1.
     “Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of Coffeyville or Vitol); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. For the avoidance of doubt, the termination or expiration of any Terminal Agreement, unless caused by the fault of a Party, shall be an event of Force Majeure provided that substantially similar substitute tankage has not been provided by Coffeyville.
     “GAAP” means generally accepted accounting principles in the United States, applied consistently with prior practices.
     “Gathered Crude” means the crude oil acquired by Coffeyville in Kansas, Missouri, North Dakota, Oklahoma, Wyoming and all states adjacent to Kansas, Missouri, North Dakota, Oklahoma and Wyoming. Notwithstanding anything in this Agreement to the contrary, any crude oil which is transported in whole or in part via railcar or truck shall be considered Gathered Crude for purposes of this Agreement.

     “Governmental Authority” means any federal, state, regional, local or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor, and shall include NYMEX.
     “Indemnified Party” has the meaning set forth in Section 21.3.
     “Indemnifying Party” has the meaning set forth in Section 21.3.
     “Independent Inspector” means an independent third party inspection company that is generally recognized in the petroleum industry as experienced in measuring the quantity and quality of petroleum products. Unless specifically provided otherwise in this Agreement, the Parties shall mutually appoint the Independent Inspector and the costs thereof shall be included in the calculation of the Transfer Price.
     “Initial Inventory” means as of the Commencement Date, all Crude Oil and blendstock inventories located in the Designated Tanks, the Pipeline System (including line fill) and all Crude Oil in transit by vessel or in pipelines to be delivered into the Designated Tanks.
     “Initial Inventory Fee” means a one time fixed fee in the amount of $(***).
     “Initial Term” has the meaning set forth in Section 4.1.
     “Letter of Credit” means an originally signed or telex of an irrevocable standby letter of credit issued in favor of Vitol in form and substance satisfactory to Vitol by a bank acceptable to Vitol and delivered to Vitol in an amount acceptable to Vitol, for which all costs incurred in the issuance thereof have been or will be paid by Coffeyville.
     “Liabilities” means any losses, claims, charges, damages, deficiencies, assessments, interests, penalties, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order, including any Liabilities with respect to Environmental Laws.
     “LIBOR” means the London Interbank Offered Rate for three-month U.S. dollar deposits (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the first (1st) day of such three- month period. If for any reason such rate is not available, LIBOR shall be, for any specified period, the rate per annum reasonably determined by Vitol as the rate of interest at which U.S. Dollar deposits in the approximate subject amount would be offered by major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (London, England time) two (2) Business Days prior to the first day of such period for a term comparable to such period.

     “Liquidation Amount” has the meaning set forth in Section 20.2.
     “Material Adverse Effect” means a result or consequence that would materially impair a Party’s ability to perform its obligations and covenants under this Agreement or to consummate any of the transactions contemplated by this Agreement or would materially impair the usual, regular and ordinary operations of the Refinery as a whole, provided, however, that any adverse change or effect affecting the U.S. economy generally, or any adverse change or effect affecting the U.S. refining industry generally, shall not be taken into account in determining whether there has been a Material Adverse Effect.
     “Monthly Crude Nomination” has the meaning set forth in Section 10.1.
     “Non-Merchantable Volumes” means the volume of crude oil below the low suction line in the Designated Tanks.
     “NYMEX” means the New York Mercantile Exchange.
     “Origination Fee” shall mean a fee payable by Coffeyville to Vitol in the amount of $(***) per Barrel. The Origination Fee shall apply to each Barrel that is the subject of a Third Party Contract, irrespective of whether such Barrels are delivered to Coffeyville, resold or exchanged in a subsequent transaction. The Origination Fee shall not apply, however, to the Initial Inventory.
     “Party” or “Parties” has the meaning set forth in the preamble of this Agreement.
     “Performing Party” has the meaning set forth in Section 19.2.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Pipeline Operator” means the entity that schedules and tracks Crude Oil in a Pipeline System.
     “Pipeline System” means the Seaway Pipeline System, the Plains Pipeline System or any other pipeline system that may be used to transport Crude Oil to the Delivery Point.
     “Plains” means Plains Pipeline, L.P.
     “Plains Marketing” means Plains Marketing, L.P.

     “Plains Pipeline System” means the crude oil pipeline transportation system and related facilities located between Cushing, Oklahoma and Broome Station that are owned and operated by Plains, including the pipeline, injection stations, breakout storage tanks, crude oil receiving and delivery facilities and any associated or adjacent facility.
     “Potential Event of Default” means any Event of Default with which notice or the passage of time would constitute an Event of Default.
     “Provisional Invoice” has the meaning set forth in Section 12.2(a).
     “Provisional Transfer Price” has the meaning set forth in Section 12.2(b).
     “Refinery” means the Coffeyville, Kansas crude oil refinery and all of the related facilities owned and operated by Coffeyville or its Affiliate, including the processing, storage, receiving, loading and delivery facilities, piping and related facilities, together with existing or future modifications or additions, and any associated or adjacent facility that is used by Coffeyville to carry out the terms of this Agreement.
     “Renewal Term” has the meaning set forth in Section 4.2.
     “Scheduled Maintenance” means (i) regularly scheduled maintenance of the Refinery required or suggested by manufacturers or operators in the refining industry and (ii) maintenance that is otherwise prudent in accordance with standard industry operating and maintenance practices.
     “Seaway Pipeline System” means the crude oil pipeline transportation system and related facilities located between Seaway Crude Pipeline Company’s wharfage facilities in Freeport, Texas, and Cushing, Oklahoma that are owned by Seaway Crude Pipeline Company and operated by TEPPCO Crude Pipeline, L.P., including the pipeline, injection stations, breakout storage tanks, crude oil receiving and delivery facilities and any associated or adjacent facility.
     “Spearhead Pipeline” means the pipeline system of that name that transports crude oil originating in Canada to Cushing, Oklahoma.
     “SEC” means the Securities and Exchange Commission.
     “Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of Coffeyville in respect of borrowed money.
     “Specified Transaction” means (i) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Vitol (or any Designated Affiliate of Vitol) and Coffeyville (or any Designated Affiliate of Coffeyville) (a) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (b) which is a type of transaction that is similar to any transaction referred to in clause (a) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (ii) any combination of these transactions and (iii) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation; provided that, without limiting the generality of the foregoing, Specified Transaction shall include any “Transaction” that is subject to an ISDA Master Agreement between Vitol and Coffeyville, including any confirmations subject thereto.
     “Specified Transaction Termination Amount” has the meaning set forth in Section 20.4.
     “Taxes” means any and all foreign, federal, state and local taxes (other than taxes on income), duties, fees and charges of every description on or applicable to Crude Oil, including all gross receipts, environmental, spill, ad valorem and sales and use taxes, however designated, paid or incurred directly or indirectly with respect to the ownership, purchase, exchange, use, transportation, resale, importation or handling of Crude Oil or related WTI Contracts, including for any Tax, any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.
     “Temporary Assignment” means, with respect to each Terminal Agreement, the agreement among Vitol, Coffeyville and each Terminal Operator for the temporary assignment of the Terminal Agreement from Coffeyville to Vitol for the Term (unless sooner terminated pursuant to the terms of the applicable Terminal Agreement). Each Temporary Assignment shall be substantially in the form of Exhibit A and shall provide that (i) Vitol may unilaterally instruct the Terminal Operator to cease scheduling any deliveries of Crude Oil from Vitol to Coffeyville upon the occurrence of an Event of Default by Coffeyville, and (ii) Terminal Operator shall comply with such instructions from Vitol without prior notice to or consent from Coffeyville.
     “Term” has the meaning set forth in Section 4.2.
     “Terminal Agreement” or “Terminal Agreements” means the terminal agreements specified in Schedule D.

     “Terminal Operator” or “Terminal Operators” means the terminal operators specified in Schedule E.
     “Termination Date” has the meaning set forth in Section 20.2.
     “Termination Payment” has the meaning set forth in Section 20.2.
     “Third Party Claim” has the meaning set forth in Section 21.3.
     “Third Party Contract” means a contract entered into between Vitol and a Counterparty for the supply of Crude Oil to Coffeyville.
     “Transactions” means any agreement by the Parties to purchase and sell Crude Oil pursuant to the terms of this Agreement.
     “Transfer Price” has the meaning set forth in Section 12.1.
     “Transportation and Direct Costs” has the meaning set forth in Section 12.1(d).
     “True-Up Invoice” has the meaning set forth in Section 12.3.
     “UCC” means the New York Uniform Commercial Code.
     “Undrawn Letters of Credit” means, as of any date, the aggregate amount that Vitol may draw as of such date under all outstanding standby letters of credit in form and substance reasonably satisfactory to Vitol, in favor of Vitol, issued or confirmed by banks reasonably acceptable to Vitol then held by Vitol as credit support for the performance of Coffeyville’s obligations hereunder; provided that, for purposes of this definition, the available amount under any outstanding standby letter of credit that expires 30 days or less after such date shall be deemed to be zero.
     “Vitol” has the meaning set forth in the preamble to this Agreement.
     “Vitol Guaranty” means the guaranty issued by Vitol’s parent entity, Vitol Holdings BV, in the form attached hereto as Exhibit C.
     “Weekly True-Up Payment” has the meaning set forth in Section 12.3.
     “Working Capital Balance” means for each day in the applicable Working Capital Period, the cumulative balance during such Working Capital Period, calculated as the difference between (i) the amount of cash received from Coffeyville for the purchase of Crude Oil and (ii) the amount of cash expended by Vitol to purchase Crude Oil for Coffeyville during such Working Capital Period. It is the intention of the Parties that the Working Capital Balance shall be calculated as a running balance and that a negative balance shall indicate that more money was expended by Vitol during such period than received, and conversely, a positive balance shall indicate that more money was received by Vitol during such period than expended.
     “Working Capital Period” has the meaning set forth in Section 12.4.
     “Working Capital Statement” has the meaning set forth in Section 12.4.
     “WTI” means West Texas Intermediate crude oil and any crude oil meeting the specifications of the WTI NYMEX futures contract for delivery at Cushing, Oklahoma.
     “WTI Contracts” means WTI NYMEX futures contracts on which the WTI Price component of the Transfer Price is based.
     “WTI Differential” has the meaning set forth in Section 12.1(c).
     “WTI Price” has the meaning set forth in Section 12.1(a).
     1.2 Interpretation.
     (a) All references in this Agreement to Exhibits, Schedules, Articles and Sections refer to the corresponding Exhibits, Schedules, Articles and Sections of or to this Agreement unless expressly provided otherwise. All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
     (b) All Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
     (c) Unless expressly provided otherwise, the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section. The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur. The word “including” as used herein means “including without limitation” and does not limit the preceding words or terms.
     (d) The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
ARTICLE 2
TENOR OF THE AGREEMENT
     During the term of this Agreement, the Parties will enter into numerous transactions for the purchase and sale of Crude Oil. The Transfer Price for each Transaction shall be a floating price based on the mutually agreed index of market prices

(adjusted for contract differentials and index rolls), plus Vitol’s costs to acquire and deliver Crude Oil, and plus the Origination Fee, all as more specifically set forth in Article 12. It is the intention of the Parties that Vitol shall employ its global crude oil supply and distribution organization in an endeavor to identify and present to Coffeyville opportunities for Vitol to purchase for Coffeyville domestic, foreign and Canadian crude oil. Notwithstanding the foregoing, Coffeyville shall also have the right to identify and negotiate the terms and prices of Crude Oil to be acquired hereunder and present such Transactions to Vitol for execution thereof; provided that, such Transactions are in accordance with the provisions of this Agreement. Vitol shall not include any assessments for general marketing overhead to the Transfer Price. While Coffeyville intends to take responsibility to acquire Gathered Crude in its own name and on its own behalf, Vitol shall retain the right to present opportunities to Coffeyville for domestic Crude Oil. The Parties shall mutually cooperate in coordinating such Crude Oil supply activities so as to avoid pricing and logistic disruptions associated with both Coffeyville and Vitol approaching the same potential suppliers and shippers. Coffeyville shall maintain the right to conduct market enquiries; however, regardless of whether the opportunity is identified by Vitol or Coffeyville, all Crude Oil shall be purchased by Vitol from the Counterparty and resold to Coffeyville pursuant to the terms of this Agreement.
ARTICLE 3
CONDITIONS TO PERFORMANCE
     3.1 Mutual Conditions. The respective obligations of each Party contemplated under this Agreement shall be subject to the satisfaction of the following conditions precedent on or prior to the Commencement Date.
     (a) No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by either Party under this Agreement.
     (b) The Refinery shall not have been affected adversely or threatened to be affected adversely by any loss or damage, other than to the extent covered by insurance, or unless such loss or damage would not have a Material Adverse Effect on the Refinery. The Parties agree and acknowledge that the provisions of this Section 3.1(b) shall not apply to the casualty loss that the Refinery suffered related to the flood which commenced on June 30 and July 1, 2007 or to any claims by third parties related to such flood or the crude oil discharge which occurred in connection therewith.
     (c) The representations and warranties of each Party set forth in this Agreement shall be true and correct on and as of the Commencement Date.

     (d) Any Exhibits or Schedules which are not complete on the Effective Date shall be completed to the reasonable satisfaction of each Party. Prior to the Commencement Date, each Party shall deliver to the other Party a duly executed officer’s certificate acknowledging its acceptance of the Schedules and Exhibits.
     3.2 Conditions to Vitol’s Obligations. The obligations of Vitol contemplated under this Agreement shall be subject to Coffeyville’s satisfaction of the following conditions precedent on or prior to the Commencement Date.
     (a) Coffeyville shall have delivered to Vitol a certificate signed by a duly authorized officer of Coffeyville and dated the Effective Date, certifying as to the truth and accuracy of Coffeyville’s representations and warranties set forth in this Agreement as of the Effective Date.
     (b) Coffeyville shall have delivered to Vitol an accurate certificate dated as of the Effective Date, in form and substance satisfactory to Vitol and signed by the Secretary or an Assistant Secretary of Coffeyville certifying (i) the incumbency and specimen signature(s) of the officer(s) of Coffeyville executing this Agreement and any other documents contemplated hereby, and (ii) that Coffeyville has obtained all requisite approvals under its constitutional documents in respect of Coffeyville’s execution, delivery and performance of this Agreement and any other documents contemplated hereby.
     (c) With respect to each Terminal Agreement, Coffeyville shall have delivered to Vitol a Temporary Assignment, duly executed by the Terminal Operator, Vitol and Coffeyville; provided, however, that each such Terminal Agreement shall be used by Vitol solely for the Crude Oil.
     (d) Coffeyville shall have delivered to Vitol a duly executed bill of sale (the “Bill of Sale”) for the Initial Inventory in the form attached hereto as Exhibit D.
     (e) Coffeyville shall have delivered to Vitol the Coffeyville Guaranty.
     (f) Coffeyville shall have delivered to Vitol a bill of sale and release of lien from J. Aron & Company with respect to the Initial Inventory in form and substance reasonably acceptable to Vitol.
     3.3 Conditions to Coffeyville’s Obligations. The obligations of Coffeyville contemplated under this Agreement shall be subject to Vitol’s satisfaction of the following conditions precedent on or prior to the Commencement Date:
     (a) Vitol shall have delivered to Coffeyville a certificate signed by a duly authorized officer of Vitol and dated the Effective Date, certifying as to the truth and accuracy of Vitol’s representations and warranties set forth in this Agreement as of the Effective Date.

     (b) Vitol shall have delivered to Coffeyville an accurate certificate dated as of the Effective Date, in form and substance satisfactory to Coffeyville and signed by the Secretary or an Assistant Secretary of Vitol certifying (i) the incumbency and specimen signature(s) of the officer(s) of Vitol executing this Agreement and any other documents contemplated hereby and (ii) that Vitol has obtained all requisite approvals under its constitutional documents in respect of Vitol’s execution, delivery and performance of this Agreement and any other documents contemplated hereby.
     (c) Vitol shall have delivered to Coffeyville the Vitol Guaranty.
     3.4 Effect of Termination for Failure of Conditions Precedent. If either Party terminates this Agreement as a result of the conditions set forth in Section 3.1 not being satisfied, neither Party shall have any further obligation under this Agreement to the other Party, except that a Party shall remain liable to the other Party for any damages incurred as a result of a breach by a Party of its representations, warranties or obligations hereunder occurring prior to such termination. In addition, if this Agreement is terminated by Vitol as a result of Coffeyville’s failure to satisfy the conditions set forth in Section 3.2, then Coffeyville shall reimburse Vitol for all reasonable legal fees and out-of-pocket expenses and costs that it incurred in connection with the drafting, execution and delivery of this Agreement; provided that, such legal fees shall be at normal billing rates and shall not exceed $100,000.
ARTICLE 4
TERM OF AGREEMENT
     4.1 Initial Term. This Agreement shall become effective on the Effective Date and shall continue until December 31, 2010 (“Initial Term”), unless terminated earlier pursuant to the terms of this Agreement.
     4.2 Renewal. The Initial Term shall automatically be extended for one or more one-year terms (each a “Renewal Term” and collectively the “Renewal Terms”), unless either Party delivers notice of its desire to terminate not less than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be. The Initial Term and the Renewal Terms, if any, shall constitute the “Term” of this Agreement.
ARTICLE 5
PURCHASE OF INITIAL INVENTORY
     5.1 Purchase of Initial Inventory. Pursuant to the provisions of this Article 5, Vitol shall purchase from Coffeyville the Initial Inventory as of 12:01 am CT on the Commencement Date. For pricing and re-purchase purposes, the Initial Inventory shall include merchantable Crude Oil and Non-Merchantable Volumes.
     5.2 Measurement of Initial Inventory. The quality and quantity of the Initial Inventory shall be determined by the Independent Inspector pursuant to the procedures set forth in Schedule B no earlier than 12:01 am CT on the Commencement Date. The

Independent Inspector shall separately designate the volume of Non-Merchantable Volumes.
     5.3 Purchase Price for Initial Inventory. The Initial Inventory shall be purchased and sold in accordance with the pricing procedures set forth in Article 12, except that the Parties shall mutually agree to the valuation of the Non-Merchantable Volumes. Payment for the Initial Inventory shall be due and payable in accordance with the procedures set forth in Schedule B.
     5.4 Initial Inventory Fee. On the first Business Day following the Commencement Date, Coffeyville shall pay Vitol the Initial Inventory Fee.
     5.5 Title and Risk of Loss. Title to the Initial Inventory shall pass from Coffeyville to Vitol upon delivery of a fully executed Bill of Sale to Vitol. Risk of loss of the Initial Inventory shall pass from Coffeyville to Vitol as follows: (i) for marine transports, as the Crude Oil exits the last permanent flange of the transporting vessel’s delivery arm for land deliveries at an on-shore receiving facility, or (ii) for pipeline transports, as the Crude Oil passes the first applicable custody meter of the delivering Pipeline System.
ARTICLE 6
SALE OF CRUDE OIL TO COFFEYVILLE
     6.1 Supply of Crude Oil. Beginning on the Commencement Date and subject to the availability of supply, Vitol agrees to purchase from Counterparties Crude Oil consistent with Coffeyville’s nomination made pursuant to Article 10. Vitol agrees to sell such Crude Oil to Coffeyville, and Coffeyville agrees to purchase such Crude Oil from Vitol pursuant to the terms of this Agreement.
     6.2 Exclusive Use. Subject to the provisions of this Agreement, Vitol will, during the Term, have (a) the sole and exclusive right to store Crude Oil in the Designated Tanks, and (b) the right to access the Designated Tanks to remove Crude Oil.
     6.3 Exclusive Supplier. Except for Gathered Crude, Vitol shall be the exclusive supplier of crude oil to Coffeyville during the Term. Unless otherwise agreed by the Parties, Crude Oil supplied under this Agreement shall be solely for use at the Refinery. Notwithstanding anything to the contrary in this Section 6.3, if Vitol does not supply Crude Oil to Coffeyville in accordance with the Monthly Crude Nomination, for whatever reason, Coffeyville shall have the full and complete right to acquire such volumes of crude oil from any Person for processing in the Refinery and this Agreement shall not apply to such purchases by Coffeyville, except that any crude oil so purchased by Coffeyville may not be commingled with any Crude Oil held by Vitol other than in connection with the exercise of Coffeyville’s Operational Rights.
     6.4 Identification of Supply. Coffeyville and Vitol shall mutually cooperate to identify and negotiate supply arrangements with Counterparties that are consistent with Coffeyville’s nomination made pursuant to Article 10. Prior to the acquisition of any Crude Oil Lots, the Parties shall agree to the quantity and quality of Crude Oil desired by

Coffeyville. In the event that such supply opportunities are identified by Coffeyville, Coffeyville shall promptly inform Vitol of the opportunity and Vitol shall enter into one or more Third Party Contracts on Coffeyville’s behalf. Notwithstanding the foregoing, Vitol shall have the right to reject such proposed opportunity if it determines, in its commercially reasonable discretion, that such Third Party Contract (a) is not structured in accordance with standard industry practices or on commercially marketable terms, (b) is not with a permissible Counterparty under Applicable Law, or (c) exposes Vitol to unacceptable credit or performance risk. In the event that a supply opportunity is identified by Vitol, Vitol will present the opportunity to Coffeyville for its approval, and Coffeyville will promptly advise Vitol in writing (via facsimile or e-mail) whether it accepts such opportunity. If Coffeyville fails to accept such opportunity within twenty-four (24) hours of receipt of Vitol’s notice, Coffeyville shall be deemed to have rejected such supply opportunity.
     6.5 Acknowledgment. Coffeyville acknowledges and agrees that (a) Vitol is a merchant of crude oil and may, from time to time, be dealing with prospective Counterparties, or pursuing trading or hedging strategies, in connection with aspects of Vitol’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for Coffeyville; (b) Vitol may, in its sole discretion, determine whether to advise Coffeyville of any potential transaction with a Counterparty and prior to advising Coffeyville of any such potential transaction Vitol may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Vitol’s business and Vitol shall have no liability of any nature to Coffeyville as a result of any such determination; (c) Vitol has no fiduciary or trust obligations of any nature with respect to the Refinery or Coffeyville, subject to the provisions herein regarding confidentiality set forth in Article 24 and provided, however, that Vitol shall have the obligation to keep confidential non-public information related to Crude Oil acquisitions by Coffeyville, and the obligation to execute Third Party Contracts in a manner consistent with this Agreement; (d) Vitol may enter into transactions and purchase crude oil for its own account or the account of others at prices more favorable than those being paid by Coffeyville hereunder and (e) nothing herein shall be construed to prevent Vitol, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in crude oil or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with, or subsequent to any transaction under this Agreement.
ARTICLE 7
PURCHASE OF CRUDE OIL FROM COUNTERPARTIES
     7.1 Third Party Contracts.
     (a) Terms of Third Party Contracts. The quantity and quality of Crude Oil sold and delivered to Coffeyville shall conform in all material respects to such specifications as agreed upon by Coffeyville prior to Vitol’s contractual commitment to purchase a Crude Oil Lot from a Counterparty. The terms and conditions of each Third Party Contract must conform to standard industry practices unless otherwise specifically agreed to by Vitol. All statements and representations made by Coffeyville’s employees shall be made on behalf of Coffeyville in its own capacity, and Coffeyville is not authorized to bind Vitol in connection with the negotiation or execution of any Third Party Contract, nor to make any representations to any Counterparty on behalf of Vitol. Unless expressly authorized by Vitol in writing, any advice, recommendations, warranties or representations made to any Counterparty by Coffeyville shall be the sole and exclusive responsibility of Coffeyville, and Coffeyville shall be liable for all errors, omissions or misinformation that it provides to Vitol or to any Counterparty.
     (b) Conditional Acceptance. Coffeyville shall have no authority to bind Vitol to, or enter into on Vitol’s behalf, any Third Party Contract. If Coffeyville has negotiated an offer from a Counterparty for a quantity of Crude Oil that Coffeyville wishes to have Vitol acquire, Coffeyville may indicate to such Counterparty the conditional acceptance of such offer, which conditional acceptance shall be specifically subject to obtaining the agreement of Vitol to such offer. Promptly after giving such conditional acceptance, Coffeyville shall apprise Vitol in writing of the terms of such offer, and Vitol shall promptly determine and advise Coffeyville as to whether Vitol agrees to accept such offer. If Vitol indicates its desire to accept such offer, then Vitol shall promptly formally communicate its acceptance of such offer directly to such Counterparty (with a copy to Coffeyville), resulting in a binding Third Party Contract between Vitol and such Counterparty.
     (c) Forward Contract. Concurrently with the formation of a Third Party Contract, the Parties shall automatically, and without any further action by either Party, be deemed to have entered into a back-to back forward contract under which Vitol is selling, and Coffeyville is acquiring, the same quantity and quality of Crude Oil as identified in such Third Party Contract. The volume of Crude Oil invoiced to Coffeyville with respect to such Third Party Contract shall be based on volumes set forth in such Counterparty’s invoice to Vitol. The terms and provisions of this Agreement, including price and delivery, shall apply to each such forward contract.
     (d) Off-Spec Crude Oil. In the event that any Crude Oil provided to Coffeyville by Vitol pursuant to a Third Party Contract fails to meet the specifications set forth in such Third Party Contract, any resulting diminution in value shall be solely for Coffeyville’s account, and shall not constitute a credit with respect to any calculation of the applicable Transfer Price. Notwithstanding the foregoing, any recovery or adjustment received by Vitol from such Counterparty as a purchase price adjustment shall be passed through to Coffeyville.
     7.2 Confirmations. For each transaction involving the purchase and sale of Crude Oil pursuant to a Third Party Contract, Vitol shall issue and send to Coffeyville a Confirmation in accordance with standard industry practices.

     7.3 Payment Responsibility. Vitol shall be responsible for paying Counterparty and third party invoices for such Crude Oil and all Transportation and Direct Costs, which Transportation and Direct costs shall be included in the Transfer Price pursuant to Section 12.1(d). Vitol shall promptly provide Coffeyville with copies of all such Counterparty and third party invoices. All refunds or adjustments of any type received by Vitol related to the Transportation and Direct Costs shall be for the account of Coffeyville and a part of the Weekly True-Up Payment.
     7.4 Crude Oil Gains and Losses. All Crude Oil Gains and Losses not covered by a Pipeline System tariff shall be for Coffeyville’s account and shall be included in the Transfer Price. With respect to Crude Oil Gains and Losses which are covered by a Pipeline System tariff, Vitol shall pass through to Coffeyville the positive value of any such Crude Oil gains and the negative value of any such Crude Oil losses provided for by the applicable Pipeline System tariff by adding or deducting, as appropriate, such amount to or from the Weekly True-Up Payment.
     7.5 WAIVER OF WARRANTIES. except for the warranty of title, Vitol makes no warranty, condition or other representation, written or oral, express or implied, of merchantability, fitness or suitability of crude oil for any particular purpose or otherwise. further, Vitol makes no warranty or representation that crude oil conforms to the specifications identified in Vitol’s contract with the counterparty.
     7.6 Claims. The Parties shall consult with each other and coordinate how to handle and resolve any claims made by a Counterparty, a Pipeline Operator, Terminal Operator, vessel owner, supplier or transporter against Vitol or any claims that Vitol may bring against any such Person. In all instances wherein claims are made by a third party against Vitol which will be for the account of Coffeyville, Coffeyville shall have the right to either direct Vitol to take commercially reasonable actions in the handling of such claims or assume the handling of such claim in the name of Vitol, all at Coffeyville’s cost and expense. To the extent that Coffeyville believes that any claim should be made by Vitol for the account of Coffeyville against any third party (whether a Counterparty, terminal facility, pipeline, storage facility or otherwise), Vitol will take any commercially reasonable actions as requested by Coffeyville either directly, or by allowing Coffeyville to do so, to prosecute such claim all at Coffeyville’s cost and expense and all recoveries resulting from the prosecution of such claim shall be for the account of Coffeyville. Vitol shall, in a commercially reasonable manner, cooperate with Coffeyville in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim at Coffeyville’s expense. All costs, expenses and damages arising from such claim (including demurrage) shall be solely for Coffeyville’s account except to the extent arising from Vitol’s negligence or willful misconduct, it being the express intention of the Parties that Coffeyville shall solely assume all performance and credit risk of such Person’s default or nonperformance, regardless of the reason therefore to the extent that such claims relate to the acquisition, transportation or handling of Crude Oil. All amounts required to settle any claims pursuant hereto, shall be included in the Transportation and Direct Costs component of the Transfer Price.

     7.7 Insurance. Coffeyville and Vitol, respectively, shall procure and maintain in full force and effect throughout the term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise as subsequently agreed, in respect of Vitol’s purchase of Crude Oil under this Agreement (provided the foregoing shall not limit Coffeyville’s obligation to reimburse any insurance costs pursuant to Article 12):
     (a) With respect to all Crude Oil (including, but not limited to Crude Oil cargoes) for which Vitol bears the risk of loss pursuant to Section 9.2 herein, Vitol shall have an insurable interest and shall procure and maintain property (cargo) damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost. In the event that the market value or potential full replacement cost of all Crude Oil exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, Vitol will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that Vitol will promptly notify Coffeyville (and, in any event prior to the transportation of any Crude Oil that would not be fully insured) of Vitol’s inability to fully insure any Crude Oil and provide full details of such inability.
     (b) With respect to all Crude Oil (including, but not limited to Crude Oil in transit in pipelines) for which Coffeyville bears the risk of loss pursuant to Section 9.2 herein, Coffeyville shall have an insurable interest and shall procure and maintain property (cargo) damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost. In the event that the market value or potential full replacement cost of all Crude Oil exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, Coffeyville will maintain the highest insurance limit available at commercially reasonable rates. Vitol shall be named a “loss payee” under such required coverage. In the event of Coffeyville’s failure to fully insure any Crude Oil otherwise required to be fully insured hereunder, Coffeyville shall notify Vitol promptly, but no later than the transportation of such underinsured Crude Oil, providing full details of such failure, and Vitol shall have the right to fully insure such underinsured Crude Oil.
     (c) Vitol shall procure and maintain liability coverage that includes bodily injury, property damage and contractual liability, marine or charterers’ liability, and “sudden and accidental pollution” liability coverage, with limits no less than $100,000,000 per occurrence and $100,000,000 in the aggregate.
     (d) Coffeyville shall procure and maintain liability coverage that includes bodily injury, property damage and contractual liability, and “sudden and accidental pollution” liability coverage, with limits no less than $100,000,000 per occurrence and $100,000,000 in the aggregate.
     7.8 Additional Insurance Requirements.

     (a) The above-described insurance policies shall include endorsements or other provisions meeting the following requirements: (i) all rights of subrogation by one Party’s insurer against the other Party are waived; provided, however, that, if Vitol has and exercises the right to provided in Section 7.7(b) to fully insure Crude Oil that Coffeyville has failed to fully insure, such insurance provided by Vitol shall not be required to include an endorsement or other provision waiving that insurer’s rights of subrogation against Coffeyville; and, (ii) none of the above-described policies shall be canceled during the term of this Agreement unless both Parties are given 30 days advance written notice (or such longer period as may be required by law) prior to cancellation becoming effective.
     (b) From each Party to the other, insurance certificates shall be issued, in a standard form and from a properly authorized party reasonably satisfactory to the other Party, evidencing the existence of the coverages and additional requirements required of the above-described policies. From each Party to the other, renewal certificates shall be provided within thirty (30) days before expiration of the policy.
     (c) The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
     (d) Each Party shall comply with all obligations imposed under the above-described policies (including without limitation, notice, reporting, and cooperation obligations) and shall timely pay all premiums.
ARTICLE 8
RESALE AND EXCHANGE OF CRUDE OIL
     8.1 Resale of Crude Oil. Prior to the delivery of Crude Oil to the Delivery Point, Coffeyville may direct that Vitol sell Crude Oil on Coffeyville’s behalf to a third party purchaser, and any gains or losses from such sales shall be for the account of Coffeyville.
     8.2 Exchanges of Crude Oil. From time to time, due to changes in market, operating and/or other conditions, Coffeyville may wish to execute exchange or repurchase transactions with Vitol under which the Parties exchange different grades and/or locations of Crude Oil or Vitol repurchases Crude Oil it has previously sold or agreed to sell to Coffeyville. Each such transaction shall be evidenced by a Confirmation in accordance with standard industry practices and, unless otherwise agreed by the Parties, shall be performed in accordance with the terms set forth in such Confirmation.
     8.3 Payment for Resale and Exchanges of Crude Oil. In the event that the Parties engage in any resale or exchange transaction pursuant to the provisions of this Article 8, any and all amounts due thereunder shall be included in the Provisional Invoice pursuant to Section 12.2; unless the Parties mutually agree to document any such transaction as a price roll, with respect to the WTI Price, in accordance with common oil industry trading practices.

     8.4 Purchase and Sale of Gathered Crude. Coffeyville and Vitol agree that upon the request of Coffeyville, Vitol shall enter into a purchase agreement to purchase Gathered Crude from Coffeyville at Cushing, Oklahoma and resell such Gathered Crude to Coffeyville at the Delivery Point. The sale price for such described purchase and sale transaction shall be the same and no Origination Fee shall be added thereto.
ARTICLE 9
DELIVERY
     9.1 Delivery Point. Unless specifically agreed otherwise by the Parties, all Crude Oil shall be delivered to Coffeyville at the Delivery Point. All such deliveries shall be evidenced by a meter ticket issued by Plains at the Delivery Point.
     9.2 Title and Risk of Loss. Risk of loss of the Crude Oil shall pass from Vitol to Coffeyville, as the case may be, (i) for marine transports, as the Crude Oil exits the last permanent flange of the transporting vessel’s delivery arm for land deliveries at an on-shore receiving facility, or (ii) for pipeline transports, as the Crude Oil passes the first applicable custody meter of the delivering Pipeline System. Title to the Crude Oil shall pass from Vitol to Coffeyville at the Delivery Point, and Coffeyville shall assume custody of Crude Oil as it passes the Delivery Point. Before custody transfer at the Delivery Point, Vitol shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil. At and after custody transfer at the Delivery Point, Coffeyville shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil.
     9.3 Casualty and Other Losses. If a Catastrophic Loss of Crude Oil occurs after the passage of risk of loss, but prior to the passage of title, to Coffeyville, any such Catastrophic Loss shall be for Coffeyville’s account, and Coffeyville shall be required to pay Vitol the Transfer Price with respect to such volumes. Upon receipt of such payment from Coffeyville, Vitol shall allocate to Coffeyville’s account any insurance proceeds received with respect to such Catastrophic Loss. Conversely, any Catastrophic Loss of Crude Oil occurring prior to the passage of risk of loss shall be for Vitol’s account; Vitol shall retain any insurance proceeds received with respect to such loss, and Coffeyville will bear no obligation with respect thereto. Notwithstanding anything to the contrary herein, any Crude Oil Gains and Losses shall be borne by and for the account of Coffeyville and shall be included in the Transfer Price.
     9.4 Vessel Chartering. Vitol shall be responsible for chartering all vessel required hereunder; provided, however, that Coffeyville may recommend to Vitol from time to time particular vessel chartering opportunities that become known to Coffeyville. To the extent that Vitol determines that a vessel opportunity recommended by Coffeyville is reasonable, Vitol shall use commercially reasonable efforts to charter such vessel. Subject to Coffeyville’s prior consent, Vitol shall make all nominations of vessels and shall negotiate all chartering aspects with the relevant charterparties, including any inspection rights and insurance provisions, and shall otherwise take any and all actions required for the ocean transportation of Crude Oil. Coffeyville shall give Vitol sufficient advance notice of its chartering requirements to permit Vitol’s timely review and execution thereof. In meeting its obligations under this Section 9.4, Vitol shall use its commercially reasonable efforts to recommend vessel charters to Coffeyville that are at reasonably competitive rates taking into account safety, reliability and other relevant considerations.
     9.5 Pipeline Nominations.
     (a) Responsibility of Vitol. Prior to the beginning of each month of the Term, Vitol shall be responsible for making pipeline and terminal nominations for such month; provided that, Vitol’s obligation to make such nominations shall be conditioned on its receiving from Coffeyville the Monthly Crude Nomination in time to comply with the lead times required by such pipelines and terminals. Coffeyville shall provide to Vitol information in a timely manner in order to make such nominations or other scheduling actions. Vitol shall not be responsible if a Pipeline System is unable to accept Vitol’s nomination or if the Pipeline System must allocate Crude Oil among its shippers, except to the extent that such non-acceptance is due to the negligence or willful misconduct of Vitol.
     (b) Responsibility of Coffeyville. Coffeyville shall have direct contact with the terminal and pipeline personnel and will direct, as Vitol’s agent, the daily transportation and blending of Crude Oil in such terminal. Coffeyville shall indemnify and hold harmless Vitol for any and all Liabilities related to or arising out of such agency, and the Parties acknowledge and agree that the scope of such agency is strictly limited to the terms hereof.
     (c) Spearhead Pipeline Procedures. Notwithstanding anything to the contrary herein, all shipments of Crude Oil on the Spearhead Pipeline shall be subject to the procedures set forth in Schedule C. The Spearhead Pipeline capacity subject that is subject to this Agreement shall only be used by Vitol for the benefit of Coffeyville.
ARTICLE 10
NOMINATIONS
     10.1 Monthly Nomination. No later than the first (1st) day of each month of the Term, Coffeyville shall provide a preliminary nomination, via facsimile to Vitol, of the volume of Crude Oil it desires Vitol to purchase from Counterparties for the following month. Such nomination shall specify the anticipated delivery of Crude Oil by volume and grade. In addition, by the twenty-fifth (25th) day of each month during the Term, Coffeyville will advise Vitol via facsimile of its crude requirements for the Refinery for the following month (each, the “Monthly Crude Nomination”). The Monthly Crude Nomination shall be consistent with the blending program established by Coffeyville with the Terminal Operators.

     10.2 Daily Nomination. By 9:00 a.m. CT of each Business Day, Coffeyville shall provide Vitol and the Terminal Operator with a nomination for Crude Oil to be transferred each day out of the Terminal and into the Plains Pipeline System to Coffeyville over the period from that Business Day until the end of the next succeeding Business Day (the “Crude Oil Withdrawal”). The Parties acknowledge that a Crude Oil Withdrawal may be comprised of multiple Crude Oil Lots or portions thereof. Coffeyville shall nominate the oldest Crude Oil Lot in the event that there are two (2) or more Crude Oil Lots of the same crude oil grade available for delivery.
     10.3 Changes to Nominations. Coffeyville shall notify Vitol promptly upon learning of any material change in any previously provided projections or if it is necessary to reschedule any pipeline nominations confirmed by the applicable Terminal Operator. Vitol shall schedule any changes in nominations through the applicable Terminal Operator, as necessary, and all costs associated therewith shall be for Coffeyville’s account, including any costs associated with resetting the applicable WTI Contracts to reflect such changes to the nominated volumes.
     10.4 Delivery Disruption. If a cargo or pipeline tender of Crude Oil purchased or paid for by Vitol cannot be delivered to the Designated Tanks or the Delivery Point for any reason, including lack of adequate or appropriate tankage for storage, Vitol, at its option and its sole discretion, shall be entitled to (a) deliver the Crude Oil to an alternate location in accordance with instructions received from Coffeyville and demand immediate payment from Coffeyville for such Crude Oil, or (b) sell such Crude Oil to a third party, in which case Coffeyville shall be liable to Vitol for any shortfall, or Vitol shall be liable to Coffeyville for any excess, between (i) the revenues received by Vitol from such third-party sale and (ii) the price that Coffeyville would have paid Vitol pursuant to this Agreement, plus all direct and indirect costs of cover and documented hedge expenses. Any amount owed to a Party pursuant to this Section 10.4 shall be included in the next Weekly True-Up Payment.
ARTICLE 11
CRUDE OIL INSPECTION AND MEASUREMENT
     11.1 Delivered Volumes. The volume of all Crude Oil purchased and sold under this Agreement shall be based on the bill of lading volumes (the “B/L Volumes”) under the applicable Third Party Contracts. Specifically, the B/L Volumes shall be equal to (a) in the case of FOB marine deliveries based on load port volumes, the quantity of Crude Oil specified in the applicable bill of lading, as determined by the Independent Inspector designated in the Third Party Contract, (b) in the case of marine deliveries based on delivered volumes, the quantity of Crude Oil discharged into shore tanks, as determined by the Independent Inspector designated in the Third Party Contract, and (c) in the case of pipeline deliveries, the pipeline meter ticket volumes received by Vitol under the applicable Third Party Contract. The actual volume of Crude Oil delivered to Coffeyville at the Delivery Point shall be based on the pipeline meter ticket at the flange connection between the Plains Pipeline System and the pipeline connector at Broome Station. Any differences between the applicable B/L Volumes and the actual volumes delivered to Coffeyville at the Delivery Point shall be accounted for as Crude Oil Gains and Losses.
     11.2 Quality of Delivered Volumes. The quality of all volumes of Crude Oil delivered to Coffeyville hereunder shall be based on the determination of the Independent Inspector pursuant to the applicable Third Party Contract. Vitol shall promptly deliver to Coffeyville a copy of each such Independent Inspector’s report.
     11.3 Inspector’s Reports. Certificates of quality and quantity countersigned by the Independent Inspector shall be final and binding on both Parties, absent manifest error or fraud. Coffeyville shall instruct the Independent Inspector to retain samples of Crude Oil for a period of ninety (90) days from and after the date of each measurement.
     11.4 Recalibration of Designated Tanks. Vitol may, acting reasonably, require at any time that the Designated Tanks be recalibrated in accordance with the procedures set forth in this Section 11.4. Notwithstanding the foregoing, the Parties agree that not less than once each calendar year, the Parties shall instruct the Independent Inspector to calibrate the Designated Tanks and measure the volume of Crude Oil contained therein. The Independent Inspector’s report shall be distributed to each Party and the results therein shall be final and binding on the Parties, absent fraud or manifest error. The Parties shall thereafter adjust their books and records to reflect the actual volumes of Crude Oil reflected in the Independent Inspector’s report. If such volumes are not consistent with the B/L Volumes, any surplus or shortfall shall be accounted for as Crude Oil Gains and Loses. All costs and fees related to the recalibration of the Designated Tanks shall be for Coffeyville’s account.
ARTICLE 12
PRICE AND PAYMENT FOR CRUDE OIL
     12.1 Crude Oil Purchase Price. For each Crude Oil Lot, Coffeyville shall pay Vitol an amount equal to the transfer price (the “Transfer Price”), which shall be equal to (***). For purposes of such calculations, the following provisions shall apply:
     (a) WTI Price. Not later than one (1) Business Day prior to the first (1st) day that the applicable Third Party Contract(s) commences pricing in accordance with the terms thereof, Coffeyville may nominate one or more WTI Contracts to be included in the Transfer Price as the WTI price (the “WTI Price”). In the event that Coffeyville nominates more than one WTI Contract, Coffeyville will designate the percentage of the Crude Oil Lot applicable to each WTI Contract, with the total of all such percentages to equal one hundred percent (100%). If Coffeyville fails to nominate any WTI Contracts within such time frame, the second-line WTI Contract shall be deemed to be the WTI Price for the subject Crude Oil Lot. The actual WTI Price used in calculating the Transfer Price shall be the settlement value published the first day following the date of delivery of the applicable Crude Oil Withdrawal.

     (b) WTI Price Rolls. Coffeyville may at any time change a WTI Contract by notifying Vitol of the new WTI Contract. The Parties shall mutually agree to the values applicable to any such changes to the applicable WTI Contract(s). For the avoidance of doubt, the Parties acknowledge that Vitol shall not be required to enter into any such WTI Contracts on Coffeyville’s behalf or to deliver evidence of any such WTI Contracts to Coffeyville. Rather, it is the intent of the Parties that any applicable rolls of WTI Contracts shall be accounted for in the valuation process of the WTI Differential. Absent any instructions from Coffeyville to the contrary, the Parties agree that an expiring WTI Contract will roll to the next succeeding month contract, effective on the first (1st) Business Day prior to the day of expiration of such WTI Contract. WTI rolls contemplated by this Section shall be executed at values mutually agreed to by the Parties.
     (c) WTI Differential. The WTI differential (the “WTI Differential”) shall be equal to the difference between the Contract Price and the weighted average of the WTI Contract(s) corresponding to the subject Crude Oil Lot, or portion thereof, where the WTI Contract prices are the settlement prices over the days the Contract Price is determined. The WTI Differential shall be amended, as necessary, to reflect the substitution or replacement of any WTI Contracts, to include, but not be limited to, WTI Price rolls pursuant to Section 12.1(b), and grade exchange differentials, if any. All costs and fees related to any substitution or replacement of any WTI Contracts shall be for Coffeyville’s account.
     (d) Transportation and Direct Costs. Transportation and direct costs (“Transportation and Direct Costs”) shall include all actual direct and indirect third party expenses and/or Agreed Costs associated with acquiring and moving Crude Oil from the acquisition point to the Delivery Point, including, but not limited to, freight, lightering, inspection fees, insurance, wharfage and dock fees, canal fees, port expenses and ship’s agent fees, export charges, customs duties and user fees, tariffs, Taxes (including harbor maintenance Taxes), any charges imposed by a Governmental Authority, tankage and throughput charges, broker’s fees, demurrage, pipeline loss allowances, terminal fees, Deemed L/C Fees. For the sake of greater clarity and without limiting the previous sentence, Transportation and Direct Costs includes all actual direct and indirect third party expenses and/or Agreed Costs associated with the settlement or discharge of crude oil contracts for physical delivery where such physical contracts arise as a necessary and direct consequence of a Crude Oil Lot, including but not limited to exchange for difference contracts, location exchange contracts, and WTS-WTI buy-sell contracts.
     12.2 Provisional Invoice.
     (a) Invoiced Dates. On the day of each Crude Oil Withdrawal, Vitol shall prepare and deliver to Coffeyville a provisional invoice (each, the “Provisional Invoice”), which Provisional Invoice shall be due and payable in full on such day. The Provisional Invoice shall include: (i) any corrections to volumes forecasted in a prior invoice for delivery on such date, (ii) any corrections to the WTI Prices forecasted in a prior invoice for volumes delivered, (iii) any volumes resold or exchanged pursuant to Article 8, if applicable, and (iv) volumes forecasted for delivery up to and including the immediately subsequent Business Day.
     (b) Invoice Calculations. The purchase price set forth in the Provisional Invoice (the “Provisional Transfer Price”) shall be equal to the Transfer Price for the specified Crude Oil Withdrawal multiplied by (***). Vitol, acting reasonably, shall use its best estimates for calculating the Transportation and Direct Costs applicable to such Crude Oil Withdrawal to the extent that such amounts are not yet ascertainable. Each Crude Oil Lot, or portion thereof, included in a Crude Oil Withdrawal shall be allocated on a first-in, first-out basis, and the Provisional Invoice shall be based on the Transfer Price applicable, on a volumetric basis, to each such Crude Oil Lot, or portion thereof. Vitol shall use its best estimate of the trading price for purposes of calculating the WTI Price component of the Transfer Price. In the event that two or more WTI Contracts apply to a Crude Oil Lot, the Provisional Transfer Price shall be computed using the WTI Contracts in sequential order beginning with the most prompt contract first. The Parties acknowledge that the Provisional Transfer Price will be trued-up in accordance with Section 12.3 to reflect the actual Transfer Price based on the actual components set forth in Section 12.1.
     (c) Components of Transfer Price. Prior to a Crude Oil Withdrawal of a Crude Oil Lot, or portion thereof, Vitol shall continuously update its books and records to reflect the best information available with respect to each component of the Transfer Price for such Crude Oil Lot, or portion thereof, including volume and costs. Upon the occurrence of the first Crude Oil Withdrawal with respect to a Crude Oil Lot, or portion thereof, the Transportation and Direct Costs component of the Transfer Price for purposes of the Provisional Invoice shall be established and any subsequent revisions to the Transfer Price as a result of obtaining more accurate information with respect to the Transportation and Direct Costs shall be addressed in the weekly true-up calculations pursuant to Section 12.3. All other components of the Transfer Price (other than the Transportation and Direct Costs and the Origination Fee) shall be continually updated by Vitol and the best available information shall be used for purposes of calculating the Provisional Invoice.
     12.3 Weekly True-Ups. On the third (3rd) Business Day of each week during the Term, Vitol shall prepare and deliver to Coffeyville an invoice (the “True-Up Invoice”) that corrects the Provisional Invoices issued since the date of the last True-Up Invoice to reflect the actual prices and actual volumes applicable to each component of the Transfer Price for each Crude Oil Withdrawal. Vitol shall have the right to issue additional True-Up Invoices until all numbers are final and accurate. In addition, if the actual volume of a Crude Oil Lot differs from the volumes used in calculating the Provisional Invoices, then the true-up for such volume correction shall use the Transfer Prices applicable to such Crude Oil Lot. In the event that the sum set forth in the True-Up Invoice is greater than the sum set forth in the Provisional Invoice, the difference shall be paid by Coffeyville to Vitol; however, if the sum set forth in the Provisional Invoice exceeds the sum set forth in the True-Up Invoice, the difference shall be paid by Vitol to Coffeyville. All amounts due and owing hereunder (the “Weekly True-Up Payment”) shall be paid by the owing Party to the other Party on the next Business Day following Coffeyville’s receipt of the corrected invoice.
     12.4 Working Capital Fee. On the first (1st) Business Day following the nineteenth (19th) day of each month, Vitol shall compute the working capital charge (the “Capital Charge”) for the period from the nineteenth (19th) day of the previous month until the eighteenth (18th) day of such current month (the “Working Capital Period”), and shall deliver to Coffeyville a working capital statement in sufficient detail (the “Working Capital Statement”). The Capital Charge shall be equal to (***) for each day in the Working Capital Period. The Daily Capital Charge shall be equal (***). Any payments due under this Section 12.4, shall be payable on the first (1st) Business Day following Vitol’s delivery of the Working Capital Statement to Coffeyville.
     12.5 Other Statements. If any other amount is due from one Party to the other hereunder (not including the Transfer Price), and if provision for the invoicing of that amount due is not made elsewhere in this Agreement, then the Party to whom such amount is due shall furnish a statement therefore to the other Party, along with pertinent information showing the basis for the calculation thereof. Upon request, the Party who issued a statement under this Section 12.5 shall provide reasonable supporting documentation to substantiate any amount claimed to be due.
     12.6 Payment.
     (a) Form of Payment. Each Party shall pay, or cause to be paid, by telegraphic transfer of same day funds in U.S. Dollars, all amounts that become due and payable by such Party to a bank account or accounts designated by and in accordance with instructions issued by the other Party. Each payment of undisputed amounts (the disputed portion of which is addressed under Section 12.7) owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges or bank transfer charges. Notwithstanding the immediately preceding sentence, the paying Party shall not be responsible for a designated bank’s disbursement of amounts remitted to such bank, and a deposit in same day funds of the full amount of each statement with such bank shall constitute full discharge and satisfaction of such statement.
     (b) Payment Date. If any payment due date should fall on a Saturday or non-Monday weekday that is not a Business Day in New York City, payment is to be made on the immediately preceding Business Day. If the payment due date should fall on a Sunday or Monday which is not a Business Day in New York City, payment is to be made on the immediately following Business Day.
     (c) Interest. All payments under this Agreement not paid by the due date as defined herein shall accrue interest at the Base Interest Rate. Interest shall run from, and including, the applicable due date of the payment to, but excluding, the date that payment is received.
     12.7 Disputed Payments. In the event of a disagreement concerning any statement or invoice issued pursuant hereto, the owing Party shall make provisional payment of the total amount owing and shall promptly notify the receiving Party of the reasons for such disagreement, except that in the case of an obvious error in computation, the owing Party shall pay the correct amount disregarding such error. Statements may be contested by a Party only if, within a period of one (1) year after a Party’s receipt thereof, the owing Party serves on the receiving Party notice questioning their correctness. If no such notice is served, statements shall be deemed correct and accepted by all Parties. The Parties shall cooperate in resolving any dispute expeditiously. Within two (2) Business Days after resolution of any dispute as to a statement, the Party owing a disputed amount, if any, shall pay such amount, with interest at the Base Interest Rate from the original due date to but not including the date of payment.
ARTICLE 13
TAXES
     Coffeyville shall be liable for (i) all Taxes imposed on Crude Oil as a result of the transportation, storage, importation or transfer of title of such Crude Oil from Vitol to Coffeyville at the Delivery Point, and (ii) all Taxes imposed after delivery of such Crude Oil to Coffeyville at the Delivery Point.
ARTICLE 14
INFORMATION AND REQUESTS FOR ADEQUATE ASSURANCES
     14.1 Financial Information. Coffeyville shall provide Vitol (a) within ninety (90) days following the end of each of its fiscal years (or such later date on which the annual report is delivered by Coffeyville or its Affiliates to the SEC), a copy of its annual report, containing audited consolidated financial statements for such fiscal year certified by independent certified public accountants, (b) within forty-five (45) days after the end of its first three (3) fiscal quarters of each fiscal year (or such later date on which the applicable quarterly report is delivered by Coffeyville or its Affiliates to the SEC), a copy of its quarterly report, containing unaudited consolidated financial statements for such fiscal quarter and (c) within forty (40) days after the end of each month, a monthly income statement, balance sheet and cash flow statement prepared consistently with prior practices. In all cases the statements shall be for the most recent accounting period and the annual and quarterly statements shall be prepared in accordance with GAAP; provided, however, that should any such statements not be timely available due to a delay in preparation or certification, such delay shall not be considered an Event of Default so long as Coffeyville or its Affiliates diligently pursues the preparation, certification and delivery of such statements.
     14.2 Notification of Certain Events. Each Party shall notify the other Party at least one Business Days prior to any of the following events, as applicable:

     (a) As to Coffeyville, it or any of its Affiliates’ binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets; or
     (b) As to either Party, its or any of its Affiliates’ binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate).
For purposes of this Section 14.2, an Affiliate of Coffeyville shall include entities up to the level of CVR Energy, Inc., but not above CVR Energy, Inc., and an Affiliate of Vitol shall include only Vitol Holdings BV. In addition, this Section 14.2 shall not apply to any future public offering of stock of Coffeyville or any of its Affiliates or to an internal corporate reorganization where the ultimate beneficial ownership of such party does not change.
     14.3 Adequate Assurances. Vitol may, in its sole discretion and upon notice to Coffeyville, require that Coffeyville provide it with satisfactory security for or adequate assurance (“Adequate Assurance”) of Coffeyville’s performance within 3 Business Days of giving such notice if:
     (a) Vitol reasonably determines that reasonable grounds for insecurity exist with respect to Coffeyville’s ability to perform its obligations hereunder; or
     (b) Coffeyville defaults with respect to any payment hereunder (after giving effect to any applicable grace period).
Vitol’s right to request Adequate Assurance pursuant to Section 14.3(a) shall include, but not be limited, the occurrence of a spin-off of CVR Partners, LP to the stockholders of CVR Energy, Inc. and/or any internal corporate reorganization where Coffeyville or CVR Energy, Inc., as the case may be, is not as creditworthy following such transaction as prior thereto.
In the event Vitol gives such a notice pursuant to Section 14.3(a) above, such notice shall include a summary of the information upon which Vitol has based its determination that such reasonable grounds for insecurity exist. Such summary shall be in sufficient detail to reasonably communicate Vitol’s grounds that insecurity exists; however, in no event shall the nature of Vitol’s notice relieve Coffeyville of its obligation to provide Adequate Assurance hereunder.
     14.4 Eligible Collateral. Any requirement for Adequate Assurance shall be satisfied only by Coffeyville’s delivery of Eligible Collateral. Eligible Collateral shall be posted in an amount equal to not less than Vitol’s financial exposure under this Agreement (the “Cover Exposure”). Cover Exposure shall mean the amount, either positive or negative, that is the difference between the Crude Oil valued at the applicable Provisional Transfer Prices and the fair market value of the Crude Oil, which shall reflect any adjustments for the quality of the Crude Oil as compared to WTI. (For the avoidance of doubt, Crude Oil shall mean the total aggregate volume of all Crude Oil held by Vitol on the date of such calculations). In addition, in order to continue to satisfy any requirement for Adequate Assurance, the amount of any Eligible Collateral shall be adjusted from time to time so that it is sufficient to satisfy the Cover Exposure, as it may fluctuate from time to time. Vitol shall, from time to time, compute the Cover Exposure in a commercially reasonable manner.
     14.5 Failure to Give Adequate Assurance. Without prejudice to any other legal remedies available to Vitol and without Vitol incurring any Liabilities (whether to Coffeyville or to a third party), Vitol may, at its sole discretion, take any or all of the following actions if Coffeyville fails to give Adequate Assurance as required pursuant to Section 14.3: (a) withhold or suspend its obligations, including payment obligations, under this Agreement, (b) sell any Crude Oil inventory, (c) proceed against Coffeyville for damages occasioned by Coffeyville’s failure to perform or (d) exercise its termination rights under Article 20.
     14.6 Coffeyville Right to Terminate. Notwithstanding anything to the contrary herein, Coffeyville may, within sixty (60) days of its providing Adequate Assurance hereunder and upon five (5) days prior written notice to Vitol, terminate this Agreement. Such termination by Coffeyville shall not be a default hereunder and shall be deemed a termination pursuant to Article 20; provided that nothing in this Section 14.6 shall limit any of Vitol’s rights in the event Coffeyville fails to maintain Adequate Assurance or any other Event of Default with respect to Coffeyville occurs.
ARTICLE 15
REFINERY TURNAROUND, MAINTENANCE AND CLOSURE
     15.1 Scheduled Maintenance. Coffeyville shall provide to Vitol on the Commencement Date and on an annual basis thereafter, at least thirty (30) days prior to the beginning of each calendar year during the Term, its anticipated timing of Scheduled Maintenance during the upcoming year, and shall update such schedule as soon as practical following any change to the maintenance schedule. The Parties shall cooperate with each other in establishing maintenance and turnaround schedules that do not unnecessarily interfere with the receipt of Crude Oil that Vitol has committed to purchase.
     15.2 Unscheduled Maintenance. Coffeyville shall immediately notify Vitol orally (followed by prompt written notice) of any previously unscheduled downtime, maintenance or turnaround and the expected duration of such unscheduled downtime, maintenance or turnaround.
     15.3 Failure to Accept Deliveries. In the event that the Refinery is unable, for whatever reason other than Scheduled Maintenance, to accept deliveries of Crude Oil for a period of thirty (30) consecutive days, consistent with prior practices, then Vitol shall be entitled to suspend deliveries of Crude Oil until such time as the Refinery has resumed its normal receipt schedule. During such period of suspension, Vitol, at its option and its sole discretion, shall be entitled to (a) deliver the Crude Oil to an alternate location in accordance with instructions received from Coffeyville and demand immediate payment from Coffeyville for such Crude Oil, or (b) sell such Crude Oil to a third party, in which case Coffeyville shall be liable to Vitol for any shortfall, or Vitol shall be liable to Coffeyville for any excess, between (i) the revenues received by Vitol from such third party sale and (ii) the price that Coffeyville would have paid Vitol pursuant to this Agreement, plus all direct and indirect costs of cover and documented hedge expenses. Any amount owed to a Party pursuant to this Section 15.3 shall be included in the next Weekly True-Up Payment.
ARTICLE 16
COMPLIANCE WITH APPLICABLE LAWS
     16.1 Compliance With Laws. Each Party shall, in the performance of its duties under this Agreement, comply in all material respects with all Applicable Laws. Each Party shall maintain the records required to be maintained by Environmental Laws and shall make such records available to the other Party upon request.
     16.2 Reports. All reports or documents rendered by either Party to the other Party shall, to the best of such rendering Party’s knowledge and belief, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such rendering Party has reason to believe that the records or documents previously furnished to such other Party are no longer accurate or complete in any material respect.
ARTICLE 17
FORCE MAJEURE
     17.1 Event of Force Majeure. Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any of its obligations hereunder, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform shall use all commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by one of the Parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.
     17.2 Notice. The Party rendered unable to perform its obligations hereunder shall give notice to the other Party within twenty-four (24) hours after receiving notice of the occurrence of an event of Force Majeure, including, to the extent feasible, the details and the expected duration of the event of Force Majeure and the volume of Crude Oil affected. Such Party shall promptly notify the other Party when the event of Force Majeure is terminated.
     17.3 Termination and Curtailment. In the event that a Party’s performance is suspended due to an event of Force Majeure in excess of ninety (90) consecutive days from the date that notice of such event is given, and so long as such event is continuing, the non-claiming Party, in its sole discretion, may terminate or curtail its obligations under this Agreement by notice to the other Party, and neither Party shall have any further liability to the other Party in respect of this Agreement except for the rights and remedies previously accrued under this Agreement, including any payment and indemnification obligations by either Party under this Agreement.
     17.4 Resumption of Performance. If this Agreement is not terminated pursuant to this Article 17 or any other provision of this Agreement, performance of this Agreement shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the Term of this Agreement shall not be extended for the period of any event of Force Majeure.
ARTICLE 18
MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS
     Each Party represents and warrants to the other Party as of the Effective Date of this Agreement and as of the date of each purchase and sale of Crude Oil hereunder, that:
     (a) It is an “Eligible Contract Participant” as defined in Section 1a (12) of the Commodity Exchange Act, as amended.
     (b) It is a “forward contract merchant” in respect of this Agreement and each sale of Crude Oil hereunder is a forward contract for purposes of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.
     (c) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.
     (d) It has the corporate, governmental or other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.
     (e) The execution, delivery and performance in the preceding paragraph (d) do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
     (f) All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

     (g) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing).
     (h) No Event of Default under Article 19 with respect to it has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.
     (i) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.
     (j) It is not relying upon any representations of the other Party, other than those expressly set forth in this Agreement.
     (k) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.
     (l) It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary, and not in reliance upon any view expressed by the other Party.
     (m) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.
     (n) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil hereunder who is entitled to any compensation with respect thereto (other than brokers’ fees agreed upon by the Parties).
     (o) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

ARTICLE 19
DEFAULT AND REMEDIES
     19.1 Events of Default. Notwithstanding any other provision of this Agreement, an Event of Default shall be deemed to occur with respect to a Party when:
     (a) Such Party fails to make payment when due under this Agreement, within one (1) Business Day of a written demand therefor.
     (b) Other than a Default described in Sections 19.1(a) and (c), such Party fails to perform any obligation or covenant to the other Party under this Agreement, which failure is not cured to the satisfaction of the other Party (in its sole discretion) within five (5) Business Days from the date that such Party receives written notice that corrective action is needed.
     (c) Such Party breaches any material representation or material warranty made or repeated or deemed to have been made or repeated in this Agreement by such Party, or any warranty or representation in this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, it is only an Event of Default if such breach is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within ten (10) Business Days from the date that such Party receives notice that corrective action is needed.
     (d) Such Party or its Designated Affiliate (i) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, such Specified Transaction, (ii) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (3) Business Days if there is no applicable notice requirement or grace period) or (iii) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any Person appointed or empowered to operate it or act on its behalf).
     (e) Such Party becomes Bankrupt.
     (f) Coffeyville fails to provide Adequate Assurance in accordance with Section 14.3.
     (g) Coffeyville or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of the Refinery.
     (h) There shall occur either (i) a default, event of default or other similar condition or event (however described) in respect of Coffeyville or any of its Affiliates under one or more agreements or instruments relating to any Specified Indebtedness in an aggregate amount of not less than $20,000,000 which has resulted in such Specified Indebtedness becoming due and payable under such Specified Indebtedness and instruments before it would have otherwise been due and payable or (ii) a default by Coffeyville or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than $10,000,000 under such agreements or instruments relating to any Specified Indebtedness (after giving effect to any applicable notice requirement or grace period), provided that a default under clause (ii) above shall not constitute an Event of Default if (a) the default was caused solely by error or omission of an administrative or operational nature; (b) funds were available to enable Coffeyville or its Affiliate, as the case may be, to make the payment when due; and (c) the payment is made within two (2) Business Days of such Coffeyville’s or its Affiliates, as the case may be, receipt of written notice of its failure to pay.
     (i) Coffeyville or CVR Energy, Inc. (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of Coffeyville or CVR Energy, Inc. (a) does not assume, in a manner reasonably satisfactory to Vitol, all of Coffeyville’s obligations hereunder, or (b) has an “issuer credit” rating below BBB- by Standard and Poor’s Ratings Group or Baa3 by Moody’s Investors Service, Inc. (or an equivalent successor rating classification).
A future public offering of stock of Coffeyville or any of its Affiliates, a spin-off of CVR Partners, LP to the stockholders of CVR Energy, Inc. and/or an internal corporate reorganization where the ultimate beneficial ownership of such Party does not change shall not result in an Event of Default under this Agreement pursuant to clauses (g) and (i) above.
Coffeyville shall be the Defaulting Party upon the occurrence of any of the events described in clauses (f), (g), (h) and (i) above.
     19.2 Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to third parties, be entitled to do one or more of the following: (a) suspend its performance under this Agreement without prior notice to the Defaulting Party, (b) proceed against the Defaulting Party for damages occasioned by the Defaulting Party’s failure to perform, (c) upon one (1) Business Day’s notice to the Defaulting Party, immediately terminate and liquidate all Transactions between the Parties by calculating a Termination Payment, in the manner set forth in Section 20.2, and sell any or all Crude Oil to third party purchasers and (d) exercise its rights of liquidation and setoff with respect to all Specified Transactions as set forth in Section 20.4. Notwithstanding the foregoing, in the case of an Event of Default described in Section 19.1(e), no prior notice shall be required.
     19.3 Forbearance Period. If an Event of Default of the type referred to in Section 19.1(h) occurs, Vitol agrees that, for a period of up to sixty (60) consecutive calendar days thereafter (the “Forbearance Period”), it shall forbear from exercising its rights and remedies under Section 19.2 to the extent it is otherwise entitled to do so based on such occurrence; provided that:
     (a) at all times during the Forbearance Period, either the Cover Exposure shall equal zero or the aggregate amount of Undrawn Letters of Credit shall exceed the Cover Exposure; and
     (b) at no time during the Forbearance Period shall any other Event of Default have occurred.
The Forbearance Period shall end on the earlier to occur of (i) the sixtieth (60th) day following the occurrence of the Specified Indebtedness Event of Default or (ii) the time as of which the condition in either clause (a) or (b) of Section 19.3 is no longer satisfied. During the Forbearance Period, Vitol shall continue to supply Crude Oil to Coffeyville pursuant to the provisions hereof.
From and after the end of the Forbearance Period, Vitol shall be entitled to exercise any and all of the rights and remedies it may have (including without limitation under Section 19.2) based on the occurrence of such Event of Default as if no Forbearance Period had occurred (regardless of whether such Event of Default has been remedied or waived during such Forbearance Period).
     19.4 Instructions Concerning Operational Matters. At any time upon an Event of Default by Coffeyville, Vitol may instruct (a) the Terminal Operators to cancel any Crude Oil nominations scheduled for delivery from Vitol to Coffeyville and re-nominate such Crude Oil to Vitol’s consignee as Vitol may direct and (b) the relevant Pipeline Systems that Vitol will be using Coffeyville’s nominated shipping capacity to ship Crude Oil that otherwise would be sold to Coffeyville to Vitol’s consignee as Vitol may direct. The provisions of this Section 19.4 shall terminate at such time as Vitol has removed and sold all Crude Oil titled in the name of Vitol but held for Coffeyville, or Vitol has been paid all amounts due and owing hereunder.
ARTICLE 20
FINAL SETTLEMENT
     20.1 Effects of Termination. Upon the termination or expiration of this Agreement, Coffeyville shall acquire (a) all Crude Oil located in the Designated Tanks, and (b) all Crude Oil in transit by vessel or in pipelines to be delivered into the Designated Tanks (collectively, the “Final Inventory”), all of which shall be purchased by Coffeyville at the Transfer Price effective as of the date of termination or expiration. Such final purchase and sale Transactions shall be invoiced by Vitol and paid for by

Coffeyville in accordance with the procedures set forth in Article 12, except that (i) Coffeyville shall pay one hundred percent (100%) of the Transfer price (***), and (ii) Vitol may prepare and deliver to Coffeyville True-Up Invoices as soon as the necessary information becomes available. The Final Inventory Volumes shall be determined in accordance with the inventory procedures set forth in Schedule B. In the event that Coffeyville fails to purchase such Crude Oil in accordance with the terms of this Section 20.1, Vitol shall be entitled to sell the Crude Oil and recover from Coffeyville any and all cover damages (including all breakage costs) resulting therefrom.
     20.2 Close Out of Transactions Under the Agreement. Upon the occurrence of an Event of Default, the Performing Party shall, in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to third parties, be entitled to designate a date not earlier than the date of such notice (the “Termination Date”) on which all Transactions shall terminate. The Performing Party shall be entitled to close out and liquate each Transaction at its market price, as determined by the Performing Party in a commercially reasonable manner as of the Termination Date, and to calculate an amount equal to the difference, if any, between the market price and the Transfer Price for each Transaction. The Performing Party shall aggregate the net gain or loss with respect to all terminated Transactions as of the Termination Date to a single dollar amount (the “Liquidation Amount”). The Performing Party shall notify the Defaulting Party of the Liquidation Amount due from or due to the Defaulting Party, after taking into account any collateral or margin held by either Party (the “Termination Payment”).
     20.3 Payment of Termination Payment. As soon as reasonably practicable after the Termination Date, the Performing Party shall provide the Defaulting Party with a statement showing, in reasonable detail, the calculation of the Liquidation Amount and the Termination Payment. If the Defaulting Party owes the Termination Payment to the Performing Party, the Defaulting Party shall pay the Termination Payment on the first (1st) Business Day after it receives the statement. If the Performing Party owes the Termination Payment to the Defaulting Party, the Performing Party shall pay the Termination Payment once it has reasonably determined all amounts owed by the Defaulting Party to it under all Transactions and its rights of setoff under Section 20.4.
     20.4 Close Out of Specified Transactions. An Event of Default under this Agreement shall constitute a material breach and an event of default, howsoever described, under all Specified Transactions. The Performing Party (or any of its Affiliates) may, by giving a notice to the Defaulting Party, designate a Termination Date for all Specified Transactions and, upon such designation, terminate, liquidate and otherwise close out all Specified Transactions. If the Performing Party elects to designate a Termination Date under this Section 20.4 for Specified Transactions, the Performing Party shall calculate, in accordance with the terms set forth in such Specified Transactions, the amounts, whether positive or negative, due upon early termination under each Specified Transaction and shall determine in good faith and fair dealing the aggregate sum of such amounts, whether positive or negative (“Specified Transaction Termination Amount”). If a particular Specified Transaction does not provide a method for determining what is owed upon termination, then the amount due upon early termination shall be determined pursuant to Section 20.2, as if the Specified Transaction was a Transaction. On the Termination Date or as soon as reasonably practicable thereafter, the Performing Party shall provide the Defaulting Party with a statement showing, in reasonable detail, the calculation of the Specified Transaction Termination Amount. If the Specified Transaction Termination Amount is a negative number, and the Performing Party owes a Termination Payment to the Defaulting Party, the Performing Party shall pay the Defaulting Party the Specified Transaction Termination Amount at the time of its payment of the Termination Payment under Section 20.2. If the Specified Transaction Termination Amount is a positive number, the Defaulting Party shall pay the Performing Party such Specified Transaction Termination Amount on demand; provided, however, that the Performing Party, at its election, may setoff any Termination Payment owed by the Defaulting Party to the Performing Party pursuant to Section 20.2 against any Specified Transaction Termination Amount owed by the Performing Party to the Defaulting Party and may setoff any Specified Transaction Termination Amount owed to the Performing Party by the Defaulting Party against any Termination Payment owed by the Performing Party to the Defaulting Party pursuant to Section 20.2. The Performing Party shall notify the Defaulting Party of any setoff affected under this Section 20.4.
     20.5 Non-Exclusive Remedy. The Performing Party’s rights under this Article 20 shall be in addition to, and not in limitation or exclusion of, any other rights that it may have (whether by agreement, operation of law or otherwise), including any rights and remedies under the UCC; provided, however, that (a) if the Performing Party elects to exercise its rights under Section 20.2, it shall do so with respect to all Transactions, and (b) if the Performing Party elects to exercise its rights under Section 20.4, it shall do so with respect to all Specified Transactions. The Performing Party may enforce any of its remedies under this Agreement successively or concurrently at its option. No delay or failure on the part of a Performing Party to exercise any right or remedy to which it may become entitled on account of an Event of Default shall constitute an abandonment of any such right, and the Performing Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. All of the remedies and other provisions of this Article 20 shall be without prejudice and in addition to any right of setoff, recoupment, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, in equity, under contract or otherwise).
     20.6 Indemnity. The Defaulting Party shall indemnify and hold harmless the Performing Party for all Liabilities incurred as a result of the Default or in the exercise of any remedies under this Article 20, including any damages, losses and expenses incurred in obtaining, maintaining or liquidating commercially reasonable hedges relating to any Crude Oil sold and WTI Contracts entered into hereunder, all as determined in a commercially reasonable manner by the Performing Party.
ARTICLE 21
INDEMNIFICATION AND CLAIMS
     21.1 Vitol’s Duty to Indemnify. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Vitol shall defend,

indemnify and hold harmless Coffeyville, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Vitol of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Vitol made herein or in connection herewith proving to be false or misleading, (ii) Vitol’s handling, storage or refining of any Crude Oil or the products thereof, (iii) any failure by Vitol to comply with or observe any Applicable Law, (iv) Vitol’s negligence or willful misconduct, or (v) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, as well as any Liabilities directly or indirectly arising out of or relating to environmental losses such as oil discharges or violations of Environmental Law before the Delivery Point in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of Coffeyville, its Affiliates or any of their respective employees, representatives, agents or contractors.
     21.2 Coffeyville’s Duty to Indemnify. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Coffeyville shall defend, indemnify and hold harmless Vitol, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Coffeyville of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Coffeyville made herein or in connection herewith proving to be false or misleading, (ii) Coffeyville’s handling, storage or refining of any Crude Oil or the products thereof, (iii) Coffeyville’s negligence or willful misconduct, (iv) any failure by Coffeyville to comply with or observe any Applicable Law, or (v) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Coffeyville or its employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of Vitol, its Affiliates or any of their respective employees, representatives, agents or contractors.
     21.3 Notice of Indemnity Claim. The Party to be indemnified (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) as soon as practicable after receiving notice of any claim, demand, suit or proceeding brought against it which may give rise to the Indemnifying Party’s obligations under this Agreement (such claim, demand, suit or proceeding, a “Third Party Claim”), and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.
     21.4 Defense of Indemnity Claim. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s appointment of counsel to represent an

Indemnified Party, the Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or suit that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.
     21.5 Settlement of Indemnity Claim. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceedings if such proceedings involves an Event of Default by the Indemnifying Party which shall have occurred and be continuing.
     The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
ARTICLE 22
LIMITATION ON DAMAGES
     Except as otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct, actual damages only, and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.
ARTICLE 23
AUDIT RIGHTS
     During the Term, either Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party that relate to this Agreement. Notwithstanding the foregoing, in no event shall either Party have any obligation to share with the other Party any books and records for transactions other than Transactions under this Agreement.

ARTICLE 24
CONFIDENTIALITY
     24.1 Confidentiality Obligation. The Parties agree that the specific terms and conditions of this Agreement and any information exchanged between the Parties under this Agreement are confidential and shall not disclose them to any third party, except (a) as may be required by court order, Applicable Laws or a Governmental Authority or (b) to such Party’s or its Affiliates’ employees, auditors, directors, consultants, banks, financial advisors, rating agencies, insurance companies, insurance brokers and legal advisors. All information subject to this confidentiality obligation shall only be used for purposes of and with regard to this Agreement and shall not be used by either Coffeyville or Vitol for any other purpose. Vitol acknowledges that pursuant to this Agreement it will be receiving material nonpublic information with regard to CVR Energy, Inc. and will be prohibited from trading in CVR Energy’s, Inc. shares while in possession of such information, as U.S. securities laws prohibit trading shares of a company while in possession of material nonpublic information. Coffeyville’s Affiliates shall include GS Capital Partners V Fund and Kelso & Company solely for the purposes of this Section. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of one (1) year following the Termination Date. Notwithstanding anything to the contrary herein, the Parties agree that this Agreement may be filed at the SEC with any redactions therein, that may be requested by Coffeyville (after consultation with Vitol) and accepted by the SEC.
     24.2 Disclosure. In the case of disclosure covered by Section 24.1 and if the disclosing Party’s counsel advises that it is permissible to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware that may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.
     24.3 Tax Matters. Notwithstanding the foregoing, each Party agrees that it and its parent, subsidiaries and their directors, officers, employees, agents or attorneys may disclose to any and all persons the structure and any of the tax aspects of this Agreement transaction that are necessary to describe or support any U.S. federal income tax benefits that may result therefrom, or any materials relating thereto, that either Party has provided or will provide to the other Party and its subsidiaries and their directors, officers, employees, agents or attorneys in connection with this Agreement, except where confidentiality is reasonably necessary to comply with Applicable Laws.
ARTICLE 25
GOVERNING LAW
     25.1 Choice of Law. This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles.

     25.2 Jurisdiction. Each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of any federal court of competent jurisdiction situated in the Borough of Manhattan, New York, or, if any federal court declines to exercise or does not have jurisdiction, in any New York state court in the Borough of Manhattan (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated below. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.
     25.3 Waiver. Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.
ARTICLE 26
ASSIGNMENT
     26.1 Successors. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors and permitted assigns.
     26.2 No Assignment. Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent, which consent shall not be unreasonably withheld, of the other Party, except in the case of assignment to an Affiliate if (a) such Affiliate assumes in writing all of the obligations of the assignor and (b) the assignor provides the other Party with evidence of the Affiliate’s financial responsibility at least equal to that of the assignor. Further, no consent shall be required for transfer of an interest in this Agreement by merger provided that the transferee entity (x) assumes in writing all of the obligations of the transferor and (y) provides the other Party with evidence of financial responsibility at least equal to that of the transferor. If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement, unless the Parties otherwise agree in writing.
     26.3 Null and Void. Any attempted assignment in violation of this Article 26 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
     26.4 Assignment of Claims. If a dispute, claim or controversy should arise hereunder between Vitol and any Counterparty and Vitol is unwilling to contest or litigate such matter, the Parties shall agree to an assignment of Vitol’s rights and interests as necessary to allow Coffeyville to contest, litigate or resolve such matter by a mutually acceptable alternative means that will allow Coffeyville to pursue the claim.

ARTICLE 27
NOTICES
     All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by facsimile, electronic mail or overnight courier. A notice shall be deemed to have been received when transmitted (if confirmed by the notifying Party’s transmission report), or on the following Business Day if received after 5:00 p.m. EST, at the respective Party’s address set forth below and to the attention of the person or department indicated. A Party may change its address, facsimile number or electronic mail address by giving written notice in accordance with this Article 27, which notice is effective upon receipt.
     If to Coffeyville to:
Coffeyville Resources Refining & Marketing, LLC
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attn: Chief Executive Officer
Fax: (281) 207- 3505
E-Mail: jjlipinski@cvrenergy.com
With a copy to:
Coffeyville Resources Refining & Marketing, LLC
10 East Cambridge Circle Drive, Suite 250
Kansas City, Kansas 66103
Attn: General Counsel
Fax: (913) 982-5651
E-Mail: esgross@cvrenergy.com
If to VITOL to:
Vitol Inc.
1100 Louisiana Street, Suite 55
Houston, Texas 77002
Attn: James Dyer, IV
Fax: 713-230-1111
E-Mail: jcd@vitol.com
With a copy to:
King & Spalding
1100 Louisiana Street, Suite 4000
Houston, Texas 77002
Attn: Robbi Rossi
Fax: 713-751-3290
E-Mail: rrossi@kslaw.com

ARTICLE 28
NO WAIVER, CUMULATIVE REMEDIES
     28.1 No Waiver. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, Event of Default or Potential Event of Default under this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Potential Event of Default under this Agreement, whether of a like kind or different nature.
     28.2 Cumulative Remedies. Each and every right granted to the Parties under this Agreement or allowed to the Parties by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and applicable law.
ARTICLE 29
NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES
     29.1 No Partnership. This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that Coffeyville is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and, except as specifically set forth in Section 9.4(b), nothing herein shall be construed to make Coffeyville, or any employee or agent of Coffeyville, an agent or employee of Vitol.
     29.2 Nature of the Transaction. Although the Parties intend and expect that the transactions contemplated hereunder constitute purchases and sales of Crude Oil between them, in the event that any transaction contemplated hereunder is reconstrued by any court, bankruptcy trustee or similar authority to constitute a loan from Vitol to Coffeyville, then Coffeyville shall be deemed to have pledged all Crude Oil (until such time as payment in respect of such Crude Oil has been made in accordance with the terms of this Agreement) as security for the performance of Coffeyville’s obligations under this Agreement, and shall be deemed to have granted to Vitol a first priority lien and security interest in such Crude Oil and all the proceeds thereof. Coffeyville hereby authorizes Vitol to file a UCC financing statement with respect to all Crude Oil, whether now owned or hereafter acquired, and all proceeds thereof. Notwithstanding the foregoing, the filing of any UCC financing statements made pursuant to this Agreement shall in no way be construed as being contrary to the intent of the Parties that the transactions evidenced by this Agreement be treated as sales of Crude Oil by Vitol to Coffeyville.
     29.3 No Authority. Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person on behalf of the other Party, to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other Party, or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.

ARTICLE 30
MISCELLANEOUS
     30.1 Severability. If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.
     30.2 Entire Agreement. The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by a duly authorized representative of each Party.
     30.3 No Representations. No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
     30.4 Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
     30.5 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any Person other than the Parties and their successors and permitted assigns.
     30.6 Survival. All confidentiality, payment and indemnification obligations (including the payment and indemnification obligations that arise out of termination) shall survive the expiration or termination of this Agreement.
     30.7 Counterparts. This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative, effective as of the Effective Date.
Vitol Inc.

By: Title:	/s/ Illegible President
Date:	Dec. 02, 2008

Coffeyville Resources Refining & Marketing, LLC

By: Title:	/s/ John J. Lipinski CEO
Date:	12/02/08
Crude Oil Supply Agreement Signature Page